EXHIBIT 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS AGREEMENT is between AutoZone, Inc., a Nevada corporation and its various subsidiaries (collectively “AutoZone”), and Harry L. Goldsmith, an individual (“Employee”) dated as of December 29, 2008 (“Effective Date”) and is an amendment and restatement of the Amended and Restated Employment and Non-Compete Agreement between Employee and AutoZone, Inc. dated August 31, 1999 (as amended and restated the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties are agreed as follows:

1.	EMPLOYMENT. AutoZone agrees to employ Employee and Employee agrees to remain in the employment of AutoZone, or a subsidiary or affiliate, until the expiration or earlier termination of this Agreement.

2.	TERM. This Agreement shall be effective as of the Effective Date and shall continue until it is terminated pursuant to Paragraph 8, 9, or 10.

3.	SALARY. Employee shall receive a salary from AutoZone as follows: During the term of this Agreement, Employee shall receive annual compensation of $387,000, subject to increases as determined by the Compensation Committee of the Board of Directors (“Base Salary”). The Base Salary amount shall be paid on a pro-rated basis for all partial years based on a 364 day year. AutoZone reserves the right to increase the Base Salary above the amounts stated above in its sole discretion. All salary shall be paid at the same time and in the same manner that AutoZone’s other officers are paid.

4.	BONUS. During the term of this Agreement, Employee shall receive a bonus based on a target of up to sixty (60) percent of the Employee’s Base Salary in accordance with policies and procedures established by AutoZone’s Compensation Committee and Board of Directors which shall be based upon the financial and operational goals and objectives for the Employee and AutoZone established by the Compensation Committee for each of AutoZone’s fiscal years (“Target”) in accordance with AutoZone’s Executive Incentive Compensation Plan. The Target is established at the sole discretion of the Compensation Committee and Board of Directors and is subject to review and revision at any time upon notification to the Employee. All bonuses shall be paid at the same time and in the same manner that AutoZone’s other officers are paid, but in no event later than the fifteenth day of the third month following the end of the relevant fiscal year.

5.	DUTIES. Employee shall serve as AutoZone’s Executive Vice President, General Counsel and Secretary, performing such duties as AutoZone’s Board of Directors may direct from time to time and as are normally associated with such a position. AutoZone may, in its sole discretion, alter, expand or curtail the services to be performed by Employee or position held by Employee from time to time, without adjustment in compensation. Employee shall devote his entire time and attention to AutoZone’s business. During the term of this Agreement, Employee shall not engage in any other business activity that conflicts with his duties with AutoZone, regardless of whether it is pursued for gain or profit. Employee may, however, invest his assets in or serve on the Board of Directors of other companies so long as they do not require Employee’s services in the day to day operation of their affairs and do not violate AutoZone’s conflict of interest policy. Notwithstanding, Employee may from time to time invest de minimus amounts in the publicly traded stock of Competitors upon written approval of AutoZone’s Chief Executive Officer.

6.	OTHER BENEFITS. Other benefits to be received by Employee from AutoZone shall be the ordinary benefits received by AutoZone’s other executive officers, which may be changed by AutoZone in its sole discretion from time to time.

7.	TAXES. Employee understands that all salary, bonus and other benefits will be subject to reduction for amounts required to be withheld by law as taxes and otherwise.

8.	TERMINATION BY AUTOZONE.

(a) WITHOUT CAUSE. AutoZone may terminate this Agreement without Cause at any time upon notice to Employee and Employee shall cease to be an officer of AutoZone. If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) due to the Employee’s termination by AutoZone without Cause then AutoZone shall promptly pay or provide to the Employee:

(i) Subject to Paragraph 16(c) below, three (3) years of the Employee’s then-current Base Salary, payable in substantially equal installments over the three (3) year period following the date of such Separation from Service (the “Termination Date”) (such three-year period after the Termination Date, the “Continuation Period”) in accordance with AutoZone’s regular payroll practice, which amounts shall be payable on each payroll date on which AutoZone pays salary payments to its officers, beginning with the first such payroll date after the Termination Date (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to this Paragraph 8(a)(i) prior to such payroll date shall be paid in a lump-sum on the First Payroll Date;

(ii) To the extent that the Employee has unvested stock options that would have otherwise vested during the Continuation Period had Employee not experienced a Separation from Service (the “Subject Stock Options”), the vesting of such Subject Stock Options shall accelerate and such Subject Stock Options shall become fully vested on the Termination Date. The Subject Stock Options and all other stock options held by the Employee that vested on or before the Termination Date may be exercised in the manner set forth in the respective stock option agreements until the earlier of the 30 days following the end of the Continuation Period or the maximum term of the respective stock option agreement, without regard to any possible early expiration resulting from the Employee’s termination of employment. Notwithstanding, the Employee’s termination of employment pursuant to this paragraph shall not be considered a “Termination of Employment” pursuant to any stock option agreement for any stock option that would vest during the Continuation Period to cause such stock option to terminate;

(iii) Continuation of medical, dental and vision benefit coverage under a “group health plan” of AutoZone for the benefit of the Employee and/or the Employee’s dependents, for the period beginning on the Termination Date and equal to the sum of (1) the Continuation Period and (2) the period during which the Employee was entitled to elect COBRA coverage as of the Termination Date, initially pursuant to Employee’s COBRA election until the expiration of the maximum COBRA period applicable to Employee;

(iv) Pay to the Employee a lump-sum amount equal, as determined by AutoZone, to three times the total aggregate annual COBRA premium costs for group medical, dental and vision benefit coverage for the Employee and the Employee’s spouse and dependents, in each case, as in effect with respect to each such individual immediately prior to such Separation from Service, which lump-sum payment shall be made six (6) months after the Termination Date. For the avoidance of doubt, the payment described in this Paragraph 8(a)(iv) shall be subject to withholding of any federal, state, local or foreign withholding or other taxes or charges which AutoZone is required to withhold; and

(v) During the Continuation Period, Employee shall not earn any bonus payments. AutoZone shall pay Employee a prorated bonus for the fiscal year which includes the Termination Date calculated based on the period of time elapsed during such fiscal year until the Termination Date and the formula established by the Compensation Committee for officers for that fiscal year. Said bonus shall be paid when other officer bonuses are paid for that fiscal year, but in no event later than the fifteenth day of the third month following the end of such fiscal year.

AutoZone shall have no obligations other than those stated herein upon the termination of this Agreement and Employee hereby releases AutoZone from any and all obligations and claims except those as are specifically set forth herein. Each payment under this Paragraph 8(a) shall be treated as a separate payment for purposes of Section 409A (as defined below). To the extent that any reimbursement is received or to be received by Employee, such reimbursements shall be administered consistent with the following additional requirements as set forth in Treasury Regulation section 1.409A-3(i)(1)(iv): (1) Employee’s eligibility for benefits in one taxable year will not affect Employee’s eligibility for benefits in any other taxable year, (2) any reimbursement of eligible expenses will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and (3) Employee’s right to benefits is not subject to liquidation or exchange for another benefit.

(b) WITH CAUSE. AutoZone shall have the right to terminate this Agreement and Employee’s employment with AutoZone for Cause at any time. Upon such termination for Cause, Employee shall have no right to receive any compensation, salary, or bonus and shall immediately cease to receive any benefits (other than those as may be required pursuant to the AutoZone Pension Plan or by law) and any stock options shall be governed by the respective stock option agreements in effect between the Employee and AutoZone at that time. “Cause” shall mean the willful engagement by the Employee in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise. For this purpose, no act or failure to act by the Employee shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone.

9.	TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon written notice to AutoZone. Upon such termination, Employee’s employment shall terminate and Employee shall cease to receive any further salary, benefits, or bonus, and all stock options granted shall be governed by the respective stock option agreement(s) between the Employee and AutoZone.

10.	TERMINATION BY EMPLOYEE UPON A CHANGE OF CONTROL. Employee may terminate this Agreement upon a Change of Control of AutoZone by giving written notice to AutoZone within sixty days of the occurrence of a Change of Control. Upon giving such notice to AutoZone, Employee’s employment shall terminate and Employee shall cease to receive any payments or benefits pursuant this Agreement and all stock options held by Employee shall be governed by the respective stock option agreement(s). Any of the following events shall constitute a “Change of Control”: (a) the acquisition after the date hereof, in one or more transactions, of beneficial ownership (as defined in Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), by any person or entity or any group of persons or entities who constitute a group (as defined in Section 13(d)(3) under the Exchange Act) of any securities such that as a result of such acquisition such person, entity or group beneficially owns AutoZone, Inc.’s then outstanding voting securities representing 51% or more of the total combined voting power entitled to vote on a regular basis for a majority of the board of Directors of AutoZone, Inc. or (b) the sale of all or substantially all of the assets of AutoZone (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where AutoZone or the beneficial owners (as defined in Rule 13d-3(a)(1) under the Exchange Act) of capital stock of AutoZone do not receive (i) voting securities representing a majority of the total combined voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity or (ii) securities representing a majority of the total combined equity interest in the acquiring entity, if other than a corporation; provided however, that the foregoing provisions of this Paragraph 10 shall not apply to any transfer, sale or disposition of shares of capital stock of AutoZone to any person or persons who are affiliates of AutoZone on the date hereof.

11.	EFFECT OF TERMINATION. Any termination of Employee’s service as an officer of AutoZone shall be deemed a termination of Employee’s service on all boards and as an officer of all subsidiaries of AutoZone.

12.	NON-COMPETE. Employee agrees that he will not, for the period commencing on the termination date of this Agreement pursuant to Paragraph 8 or 9 (whichever is applicable) of this Agreement and ending on

(i)	the date three years after said termination date of this Agreement if either Employee voluntarily terminates this Agreement or this Agreement is terminated by AutoZone for Cause; or

(ii)	the end of the Continuation Period if this Agreement is terminated by AutoZone without Cause,

be engaged in or concerned with, directly or indirectly, any business related to or involved in the retail sale of auto parts to “DIY” customers, or the wholesale or retail sale of auto parts to commercial installers in any state, province, territory or foreign country in which AutoZone operates now or shall operate during the term set forth in this non-compete paragraph (herein called “Competitor”), as an employee, director, consultant, beneficial or record owner, partner, joint venturer, officer or agent of the Competitor.

The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances and are in exchange for the obligations undertaken by AutoZone pursuant to this Agreement.

Further, Employee agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AutoZone any employee of AutoZone during the term of this non-compete obligation.

If at any time a court of competent jurisdiction holds that any portion of this Non-Compete section is unenforceable for any reason, then Employee shall forfeit his right to any further salary, bonus, stock option exercises, or benefits from AutoZone during any Continuation Period. This Paragraph 12 shall not apply to a termination by Employee pursuant to Paragraph 10.

13.	CONFIDENTIALITY. Unless otherwise required by law, Employee shall hold in confidence any proprietary or confidential information obtained by him during his employment with AutoZone, which shall include, but not be limited to, information regarding AutoZone’s present and future business plans, vendors, systems, operations and personnel. Confidential information shall not include information: (a) publicly disclosed by AutoZone; (b) rightfully received by Employee from a third party without restrictions on disclosure; (c) approved for release or disclosure by AutoZone; or (d) produced or disclosed pursuant to applicable laws, regulation or court order. Employee acknowledges that all such confidential or proprietary information is and shall remain the sole property of AutoZone and all embodiments of such information shall remain with AutoZone.

14.	BREACH BY EMPLOYEE. The parties further agree that if, at any time, despite the express agreement of the parties hereto, Employee violates the provisions of this Agreement by violating the Non-Compete or Confidentiality sections, or by failing to perform his obligations under this Agreement, Employee shall forfeit any unexercised stock options, vested or not vested, and AutoZone may cease paying any further salary or bonus. In the event of breach by Employee of any provision of this Agreement, Employee acknowledges that such breach will cause irreparable damage to AutoZone, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, AutoZone shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach of any such provision.

15.	DEATH OF EMPLOYEE OR DISABILITY. If Employee should die or become disabled (such that he is no longer capable of performing his duties) during the term of this Agreement, then all salary and bonus shall cease as of the date of his death or disability, all stock options shall be governed by the terms of the respective stock option agreements, and Employee shall receive disability or death benefits as may be provided under AutoZone’s then existing policies and procedures related to disability or death of AutoZone employees.

16.	CODE SECTION 409A.

(a) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that AutoZone determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, AutoZone shall consult with the Employee and adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Paragraph 16 does not, and shall not be construed so as to, create any obligation on the part of AutoZone to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.

(b) This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Employee shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Agreement shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Paragraph 8 hereof, shall be paid to Employee during the 6-month period following Employee’s Separation from Service if AutoZone determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Employee’s death), AutoZone shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period.

This Paragraph 16(c) shall not apply to that portion of any amounts payable upon a Separation from Service which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Separation from Service occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code for the calendar year during which the Separation from Service occurs.

17.	WAIVER. Any waiver of any breach of this Agreement by AutoZone shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of AutoZone.

18.	ASSIGNMENT. Employee acknowledges that his services are unique and personal. Accordingly, Employee shall not assign his rights or delegate his duties or obligations under this Agreement. Employee’s rights and obligations under this Agreement shall inure to the benefit of and be binding upon AutoZone successors and assigns. AutoZone may assign this Agreement to any wholly-owned subsidiary operating for the use and benefit of AutoZone.

19.	ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties related to the matters discussed herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

20.	JURISDICTION. This Agreement shall be governed and construed by the laws of the State of Tennessee, without regard to its choice of law rules. The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in Shelby County, Tennessee.

21.	SURVIVAL. Paragraphs 8, 12, 13, 14 and 20 of this Agreement shall survive any termination of this Agreement or Employee’s employment with AutoZone (including, without limitation termination pursuant to Paragraphs 8, 9, or 10).

IN WITNESS WHEREOF, the respective parties execute this Agreement.

AUTOZONE, INC.

Employee

By: /s/ William C. Rhodes, III

/s/ Harry L. Goldsmith

Title: Chairman, President & CEO

Date: 12-29-08

Date:  12/29/08

By: /s/ Timothy W. Briggs
Title: Senior VP, HR